Exhibit 23.1

HEARD
McELROY
& VESTAL LLP
Certified Public Accountants




The Board of Directors
Quintek Technologies, Inc.
17951 Lyhons Circle
Huntington Beach, California  92647

We consent to the use of our report included herein and to the reference of "Experts" in the prospectus of Quintek Technologies, Inc., which is part of the Registration Statement on Form SB-2 for Quintek Technologies, Inc.

/s/ Heard McElroy & Vestal, LLP
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November 17, 2004